SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006 (October 31, 2006)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

Registrant’s telephone number, including area of service (973) 617-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

Commitment Letter For Senior Unsecured Credit Facility

On November 2, 2006, Toys “R” Us-Delaware, Inc. (“Toys Delaware”), a subsidiary of Toys “R” Us, Inc. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Banc of America Securities LLC, as Lead Arranger, and Bank of America Bridge, LLC, as Administrative Agent and Syndication Agent. Pursuant to the Commitment Letter, the Lead Arranger has agreed, subject to the terms and conditions of the Commitment Letter, to form a syndicate of lenders to provide Toys Delaware with a $201 million senior unsecured credit facility (the “Senior Unsecured Credit Facility”). Toys Delaware intends to use the proceeds from the Senior Unsecured Credit Facility to finance the Tender Offer (as discussed below) and pay related fees and expenses.

The Commitment Letter provides that the Senior Unsecured Credit Facility would mature on January 19, 2013, or six months following the maturity date of the Tranche B Loans under the Company’s Secured Credit Facility, dated as of July 19, 2006. The Senior Unsecured Credit Facility would bear interest equal to LIBOR plus a spread to be agreed upon between 5.50% and 5.75%. In addition, the Commitment Letter provides that the Senior Unsecured Credit Facility will be guaranteed by the same guarantors as currently guarantee the obligations under Secured Credit Facility.

The lenders’ financing commitments under the Commitment Letter are subject to customary conditions. The Commitment Parties’ commitments will expire on December 31, 2006 except that the commitment period shall be extended to January 31, 2007 if definitive documentation is entered into by December 31, 2006.

Employment Agreement with Richard Ruppert.

On October 31, 2006, Toys “R” Us, Inc. (the “Company”) entered into an Employment Agreement with Richard Ruppert pursuant to which he will serve as Executive Vice President – Product Development and Global Sourcing, beginning on or about December 4, 2006.

The employment agreement provides for an initial term of five years, and provides for automatic one-year renewals unless expressly not renewed at least 60 days before the next renewal date. Mr. Ruppert’s agreement provides for an annual base salary of $550,000, subject to increases from time to time at the discretion of the board. The agreement provides a target annual bonus opportunity of up to 90% of base salary, payable upon achievement of performance targets established annually by the board. Mr. Ruppert is eligible to participate in the Company’s welfare benefit and retirement plans on the same basis as other senior executives, and he will receive a one-time “sign-on” bonus of $100,000, which must be repaid in the event his employment is terminated by the Company for cause or by him without good reason (as those terms are defined in the agreement) within two years after his hire date.

Under his employment agreement, if Mr. Ruppert’s employment is terminated by the Company without cause or by him for good reason, he will be entitled to receive the following severance benefits:

•	a pro-rated portion of his annual bonus through the date of termination, based on actual results for the whole year,

•	a severance payment equal to 12 to 24 months of base salary (depending on when the separation occurs) and one times the amount of the annual bonus received by him in the prior fiscal year, and

•	continued coverage for 12 to 24 months under the Company’s medical, dental and life insurance plans.

As a condition to receiving the severance benefits, Mr. Ruppert must execute a release of claims in respect of his employment with the Company. The agreement provides that Mr. Ruppert will be subject to a covenant not to compete and certain other restrictive covenants while employed and for up to two years after his termination of employment.

Pursuant to the terms of his employment agreement, Mr. Ruppert will be granted restricted stock of Toys “R” Us Holdings, Inc., the Company’s parent company (“Holdings”), with an aggregate fair market value equal to $400,000 as of the grant date. The restricted stock award will vest as to 50% on the first and second anniversaries of the grant date, provided that Mr. Ruppert is still employed by the Company or any of its affiliates as of such respective dates. In addition, Holdings will grant to Mr. Ruppert 122,841 stock options that will be subject to both time-based and performance-based vesting conditions.

Mr. Ruppert, 52, served in various executive global sourcing and production positions for the Limited Brands since 2000, most recently as Senior Vice President – Beauty Avenues. From 1996 to 2000, Mr. Ruppert served as Vice President – Disney Sourcing for The Walt Disney Company.

ITEM 8.01.	Other Events.

On November 2, 2006, Toys Delaware commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the $200,000,000 in aggregate principal amount outstanding of the 8 3/4% Debentures due September 1, 2021, as well as a related consent solicitation to amend the indenture governing the Debentures (the “Consent Solicitation”). The Company issued a press release announcing the Tender Offer and Consent Solicitation on November 2, 2006, a copy of which is furnished as Exhibit 99.1.

ITEM 9.01.	Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated November 2, 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: November 3, 2006	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President – Chief Financial Officer

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